Exhibit 99.2

Altera Corporation
101 Innovation Drive
San Jose, CA 95134
Phone: 408-544-7000

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie	Anna Del Rosario
Vice President – Investor Relations	Director – Corporate Communications
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-6397
swylie@altera.com	newsroom@altera.com

NATHAN SARKISIAN, CHIEF FINANCIAL OFFICER, RETIRES

San Jose, Calif., October 16, 2006 — Altera Corporation (NASDAQ: ALTR) today announced that Nathan Sarkisian, Senior Vice President and Chief Financial Officer, has retired effective October 16, 2006. The company had announced on March 6, 2006 Mr. Sarkisian’s intention to retire by the end of 2006.

James W. Callas will assume the roles of Principal Financial and Accounting Officer and acting Chief Financial Officer. Mr. Callas is currently Altera’s Vice President, Finance and Corporate Controller. He has been employed by the company for nearly 19 years and has served in a variety of finance roles during his career. As announced separately, Altera anticipates filing several required periodic reports with the Securities and Exchange Commission in the coming weeks. Mr. Callas will be a certifying officer for those filings.

A search for Mr. Sarkisian’s permanent replacement is ongoing.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.